Exhibit 21.1

OPGEN, INC.

The following is a list of subsidiaries of OpGen, Inc. as of December 31, 2015:

Name	Jurisdiction of Incorporation
AdvanDx, Inc. AdvanDx A/S	Delaware Denmark